Form 51-102F3

MATERIAL CHANGE REPORT

Item 1

Name and Address of Company

Buffalo Gold Ltd. ("Buffalo" or the “Company”)
Suite 300, 1055 West Hastings Street
Vancouver, BC  V6E 2E9

Item 2

Date of Material Change

January 27, 2006

Item 3

News Release

The new Release dated January 27, 2006 was disseminated via Stockwatch, Market News and Stockhouse.

Item 4

Summary of Material Change

1.

Stewart Armstrong appointed to act as Buffalo's investor relations representative.

2.

Incentive stock options granted entitling the purchase of up to 200,000 shares.

Item 5

Full Description of Material Change

Buffalo Gold Ltd. (TSX-V: BUF.U) has agreed, subject to regulatory approval, to appoint Stewart Armstrong to act as an investor relations representative for a period of twelve months beginning February 1, 2006.  His primary responsibility will be to assist with media relations.  Mr. Armstrong is based in Monterey California and will be providing his services on a consulting basis.  He will receive consulting fees of USD$1,500 per month and has, subject to regulatory approval, been granted an incentive stock option to purchase 100,000 shares of Buffalo at a price of USD$0.45 per share until February 1, 2008.  Mr. Armstrong does not presently own any shares of Buffalo that he acquired for investment purposes.  For the past fourteen years, he has been the principal of Seacoast Publishing, a California-based publishing house, and public relations consultant.

Buffalo also reports that it has, subject to regulatory approval, granted incentive stock options entitling the purchase of up to 200,000 shares at a price of USD$0.45 per share until February 1, 2008.

Item 6

Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7

Omitted Information

Not applicable.

Item 8

Executive Officer

The following Senior Officer of the Company is available to answer questions regarding this report:

Damien Reynolds, Chairman of the Board at (604) 685-5492.

Item 9

Date of Report

Dated at Vancouver, BC, this 27th day of January 2006

BUFFALO GOLD LTD.

Per:  Damien Reynolds

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Damien Reynolds,

Chairman of the Board of Directors